Exhibit 99

Investor Contact: Media Contact:	Michael J. Zimmerman, Investor Relations, (414) 347-6596, mike.zimmerman@mgic.com Katie Monfre, Corporate Communications, (414) 347-2650, katie.monfre@mgic.com

 MGIC Investment Corporation Reports Fourth Quarter 2013 Results

MILWAUKEE (January 23, 2014) — MGIC Investment Corporation (NYSE:MTG) today reported a net loss for the quarter ended December 31, 2013 of $1.4 million, compared with a net loss of $386.7 million for the same quarter a year ago. Diluted loss per share was $0.00 for the quarter ending December 31, 2013, compared to diluted loss per share of $1.91 for the same quarter a year ago. The net loss for the full year of 2013 was $49.8 million, compared with a net loss of $927.1 million for the same period last year. For the full year 2013, diluted loss per share was $0.16 compared to a diluted loss per share of $4.59 for the full year 2012.

Curt S. Culver, CEO and Chairman of the Board of Mortgage Guaranty Insurance Corporation (“MGIC”) and MTG, said, “I am pleased to report that in 2013 the company made substantial progress on many important issues that had been challenging us. We significantly improved the capital position of the company, new insurance written increased 24%, new delinquent notices declined 20%, the delinquent inventory declined 26%, and paid claims fell 28%.” He added, “I remain encouraged by the trends in home prices and employment that we have benefited from over the last several quarters and I am optimistic about the prospects for the mortgage insurance industry in 2014 and beyond.”

Total revenues for the fourth quarter were $251.9 million, compared with $371.4 million in the fourth quarter last year. Net premiums written for the quarter were $204.1 million, compared with $260.7 million for the same period last year. Net premiums written for the full year 2013 were $923.5 million, compared with $1.018 billion for the full year 2012.

New insurance written in the fourth quarter was $6.7 billion, compared to $7.0 billion in the fourth quarter of 2012. In addition, the Home Affordable Refinance Program (“HARP”) accounted for $1.2 billion of insurance that is not included in the new insurance written total due to these transactions being treated as a modification of the coverage on existing insurance in force compared to $3.5 billion in the fourth quarter of 2012. New insurance written for the full year of 2013 was $29.8 billion compared to $24.1 billion for the full year of 2012. HARP activity for 2013 totaled $9.8 billion compared to $11.2 billion last year. Persistency, or the percentage of insurance remaining in force from one year prior, was 79.5 percent at December 31, 2013, compared with 79.8 percent at December 31, 2012, and 82.9 percent at December 31, 2011.

As of December 31, 2013, MGIC’s primary insurance in force was $158.7 billion, compared with $162.1 billion at December 31, 2012, and $172.9 billion at December 31, 2011. The fair value of MGIC Investment Corporation’s investment portfolio, cash and cash equivalents was $5.2 billion at December 31, 2013, compared with $5.3 billion at December 31, 2012, and $6.8 billion at December 31, 2011.

At December 31, 2013, the percentage of loans that were delinquent, excluding bulk loans, was 8.92 percent, compared with 11.87 percent at December 31, 2012, and 13.79 percent at December 31, 2011. Including bulk loans, the percentage of loans that were delinquent at December 31, 2013 was 10.76 percent, compared to 13.90 percent at December 31, 2012, and 16.11 percent at December 31, 2011.

Losses incurred in the fourth quarter were $196.1 million, compared to $688.6 million in the fourth quarter of 2012, reflecting fewer new delinquency notices received, with a lower claim rate, and favorable development in severity. Losses incurred in the fourth quarter of 2012 included a one-time charge of $267.5 million which was recorded to reflect the settlement of the Freddie Mac pool dispute and an increase to loss reserve estimates of approximately $100 million to reflect the estimated cost of rescission settlement agreements.  For the full year 2013, losses incurred were $838.7 million compared to $2.067 billion in 2012. Net underwriting and other expenses were $47.0 million in the fourth quarter, compared to $51.5 million reported for the same period last year. For the full year 2013 net underwriting and other expenses were $192.5 million compared to $201.4 million in 2012.

Conference Call and Webcast Details

MGIC Investment Corporation will hold a conference call today, January 23, 2014 at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The conference call number is 1-866-847-7859. The call is also being webcast and can be accessed via the company’s website http://mtg.mgic.com and clicking on the “Investor Information” button. A replay of the webcast will be available on the company’s website through February 23, 2014 under Investor Information.

About MGIC

MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, is the nation’s largest private mortgage insurer as measured by $158.7 billion primary insurance in force covering approximately 1.0 million mortgages as of December 31, 2013. MGIC serves lenders throughout the United States, Puerto Rico, and other locations helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality.

This press release, which includes certain additional statistical and other information, including non-GAAP financial information and a supplement that contains various portfolio statistics are both available on the Company’s website at http://mtg.mgic.com/ under Investor Information,  Press Releases or Presentations/Webcasts.

From time to time MGIC Investment Corporation releases important information via postings on its corporate website without making any other disclosure and intends to continue to do so in the future. Investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings.  Enrollment information can be found at http://mtg.mgic.com under Investor Information.

Safe Harbor Statement

Forward Looking Statements and Risk Factors:

As used below, “we,” “our” and “us” refer to MGIC Investment Corporation’s consolidated operations or to MGIC Investment Corporation, as the context requires; “MGIC” refers to Mortgage Guaranty Insurance Corporation; and “MIC” refers to MGIC Indemnity Corporation.

Our actual results could be affected by the risk factors below. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission (“SEC”). These risk factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make. Forward looking statements consist of statements which relate to matters other than historical fact, including matters that inherently refer to future events. Among others, statements that include words such as “believe,” “anticipate,” “will” or “expect,” or words of similar import, are forward looking statements. We are not undertaking any obligation to update any forward looking statements or other statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements or other statements were made. No investor should rely on the fact that such statements are current at any time other than the time at which this press release was issued.

In addition, the current period financial results included in this press release may be affected by additional information that arises prior to the filing of our Annual Report on Form 10-K for the year ended December 31, 2013.

We may not continue to meet the GSEs’ mortgage insurer eligibility requirements.

Substantially all of our insurance written is for loans sold to Fannie Mae and Freddie Mac (the “GSEs”), each of which has mortgage insurer eligibility requirements to maintain the highest level of eligibility. The existing eligibility requirements include a minimum financial strength rating of Aa3/AA-. Because MGIC does not meet such financial strength rating requirements (its financial strength rating from Moody’s is Ba3 (with a stable outlook) and from Standard & Poor’s is B (with a positive outlook)), MGIC is currently operating with each GSE as an eligible insurer under a remediation plan. We believe that the GSEs view remediation plans as a continuing process of interaction with a mortgage insurer and MGIC will continue to operate under a remediation plan for the foreseeable future. The GSEs may include new eligibility requirements as part of our current remediation plan. There can be no assurance that MGIC will be able to continue to operate as an eligible mortgage insurer under a remediation plan.

The GSEs previously advised us that, at the direction of their conservator, the Federal Housing Finance Agency (“FHFA”), they will be revising the eligibility requirements for all mortgage insurers and replacing their existing financial strength rating requirements with capital standards (the “GSE Capital Standards”). In early 2014, the FHFA is expected to provide state insurance regulators a draft of the proposed eligibility requirements and to allow the state insurance regulators a comment period of up to six weeks in which to review the eligibility standards on a confidential basis. After considering any changes suggested by the state insurance regulators, the FHFA is expected to release the proposed eligibility requirements for public comment. We have not been informed of the content of the new eligibility requirements, including the GSE Capital Standards, their timeframes for effectiveness, or the length of the public comment period.

We have various alternatives available to improve our existing risk-to-capital position, including contributing additional funds that are on hand today from our holding company to MGIC, entering into additional external reinsurance transactions, seeking approval to write business in MIC and raising additional capital, which could be contributed to MGIC. While there can be no assurance that MGIC would meet the GSE Capital Standards by their effective date, we believe we could implement one or more of these alternatives so that we would continue to be an eligible mortgage insurer after the GSE Capital Standards are fully effective. If MGIC (or MIC, under certain circumstances) ceases to be eligible to insure loans purchased by one or both of the GSEs, it would significantly reduce the volume of our new business writings.

State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.

The insurance laws of 16 jurisdictions, including Wisconsin, our domiciliary state, require a mortgage insurer to maintain a minimum amount of statutory capital relative to the risk in force (or a similar measure) in order for the mortgage insurer to continue to write new business. We refer to these requirements as the “State Capital Requirements” and, together with the GSE Capital Standards, the “Capital Requirements.” While they vary among jurisdictions, the most common State Capital Requirements allow for a maximum risk-to-capital ratio of 25 to 1. A risk-to-capital ratio will increase if the percentage decrease in capital exceeds the percentage decrease in insured risk. Therefore, as capital decreases, the same dollar decrease in capital will cause a greater percentage decrease in capital and a greater increase in the risk-to-capital ratio. Wisconsin does not regulate capital by using a risk-to-capital measure but instead requires a minimum policyholder position (“MPP”). The “policyholder position” of a mortgage insurer is its net worth or surplus, contingency reserve and a portion of the reserves for unearned premiums.

During part of 2012 and 2013, MGIC’s risk-to-capital ratio exceeded 25 to 1. In March 2013, our holding company issued additional equity and convertible debt securities and transferred $800 million to increase MGIC’s capital. In April 2013, we entered into a quota share reinsurance transaction with a group of unaffiliated reinsurers. That transaction applies to new insurance written between April 1, 2013 and December 31, 2015 (with certain exclusions). In December 2013, we entered into an Addendum to the quota share transaction that will apply to certain insurance written before April 1, 2013. The effectiveness of the Addendum is subject to approval by the GSEs. At this time, neither GSE has communicated an objection to the Addendum and we have recognized its effects on our risk-to-capital ratio as of December 31, 2013. Even if the transaction is approved by the GSEs, it is possible that under the GSE Capital Standards and/or the revised State Capital Requirements discussed below, MGIC will not be allowed full capital credit for the insurance ceded under the transaction. If MGIC is disallowed full capital credit, MGIC may terminate the transaction, without penalty, when such disallowance becomes effective. At December 31, 2013, MGIC’s preliminary risk-to-capital ratio was 15.8 to 1, below the maximum allowed by the jurisdictions with State Capital Requirements, and its preliminary policyholder position was $453 million above the required MPP of $1.0 billion. Excluding the effects of the Addendum, MGIC’s preliminary risk-to-capital would have been 19.2 to 1. At this time, we expect MGIC to continue to comply with the current State Capital Requirements, although we cannot assure you of such compliance. You should read the rest of these risk factors for information about matters that could negatively affect such compliance.

At December 31, 2013, the preliminary risk-to-capital ratio of our combined insurance operations (which includes reinsurance affiliates) was 18.4 to 1. Excluding the effects of the Addendum, the preliminary risk-to-capital of our combined insurance operations would have been 21.8 to 1. A higher risk-to-capital ratio on a combined basis may indicate that, in order for MGIC to continue to utilize reinsurance arrangements with its subsidiaries or subsidiaries of our holding company, unless a waiver of the State Capital Requirements is obtained from the appropriate regulators, additional capital contributions to the reinsurance affiliates could be needed. These reinsurance arrangements permit MGIC to write insurance with a higher coverage percentage than it could on its own under certain state-specific requirements. The Office of the Commissioner of Insurance of the State of Wisconsin (“OCI”) waived, through 2015, the State Capital Requirements for our reinsurance affiliate that did not meet them. Although we do not believe it is likely, the OCI may modify or revoke the waiver at any time. If the waiver were revoked, we could make a capital contribution to the reinsurance affiliate so that it would comply with the State Capital Requirements.

The National Association of Insurance Commissioners (“NAIC”) previously announced that it plans to revise the minimum capital and surplus requirements for mortgage insurers that are provided for in its Mortgage Guaranty Insurance Model Act. The NAIC has established a working group of state regulators that is considering this issue, although no date has been established by which the NAIC must propose changes to such requirements. Depending on the scope of proposals made by the NAIC, MGIC may be prevented from writing new business in the jurisdictions adopting such proposals.

If MGIC fails to meet the State Capital Requirements and is unable to obtain a waiver of them from the OCI, MGIC could be prevented from writing new business in all jurisdictions. If MGIC were prevented from writing new business in all jurisdictions, our insurance operations in MGIC would be in run-off (meaning no new loans would be insured but loans previously insured would continue to be covered, with premiums continuing to be received and losses continuing to be paid on those loans) until MGIC either met the State Capital Requirements or obtained a waiver to allow it to once again write new business.

If MGIC fails to meet the State Capital Requirements and is unable to obtain a waiver of them from a jurisdiction other than Wisconsin, MGIC could be prevented from writing new business in that particular jurisdiction. New insurance written in the jurisdictions that have State Capital Requirements represented approximately 50% of our new insurance written in 2013. Depending on the level of losses that MGIC experiences in the future, it is possible that regulatory action by one or more jurisdictions, including those that do not have specific State Capital Requirements, may prevent MGIC from continuing to write new insurance in such jurisdictions.

A possible future failure by MGIC to meet the Capital Requirements will not necessarily mean that MGIC lacks sufficient resources to pay claims on its insurance liabilities. While we believe MGIC has sufficient claims paying resources to meet its claim obligations on its insurance in force on a timely basis, we cannot assure you that events that may lead MGIC to fail to meet Capital Requirements would not also result in it not having sufficient claims paying resources. You should read the rest of these risk factors for additional information about matters that could negatively affect MGIC’s claims paying resources.

We have in place a longstanding plan to write new business in MIC, a direct subsidiary of MGIC, in the event MGIC cannot meet the State Capital Requirements of a jurisdiction or obtain a waiver of them. MIC is licensed to write business in all jurisdictions. During 2012, MIC began writing new business in the jurisdictions where MGIC did not have a waiver of the State Capital Requirements. Because MGIC again meets the State Capital Requirements, MGIC is again writing new business in all jurisdictions and MIC has suspended writing new business. As of December 31, 2013, MIC had statutory capital of $458 million and risk in force, net of reinsurance, of approximately $600 million. Before MIC may again write new business, it must obtain the necessary approvals from the OCI and the GSEs.

We cannot assure you that the OCI or GSEs will approve MIC to write new business in all jurisdictions in which MGIC may become unable to do so. If one GSE does not approve MIC in all jurisdictions in which MGIC becomes unable to write new business, MIC may be able to write insurance on loans that will be sold to the other GSE or retained by private investors. However, because lenders may not know which GSE will purchase their loans until mortgage insurance has been procured, lenders may be unwilling to procure mortgage insurance from MIC. Furthermore, if we are unable to write business in all jurisdictions utilizing a combination of MGIC and MIC, lenders may be unwilling to procure insurance from us anywhere. In addition, a lender’s assessment of the financial strength of our insurance operations may affect its willingness to procure insurance from us. In this regard, see our risk factor titled “Competition or changes in our relationships with our customers could reduce our revenues or increase our losses.”

The amount of insurance we write could be adversely affected if the definition of Qualified Residential Mortgage results in a reduced number of low down payment loans available to be insured or if lenders and investors select alternatives to private mortgage insurance.

The financial reform legislation that was passed in July 2010 (the “Dodd-Frank Act” or “Dodd-Frank”) requires lenders to consider a borrower’s ability to repay a home loan before extending credit. The Consumer Financial Protection Bureau (“CFPB”) rule defining “Qualified Mortgage” (“QM”) for purposes of implementing the “ability to repay” law became effective in January 2014. There is a temporary category of QMs for mortgages that satisfy the general product feature requirements of QMs and meet the GSEs’ underwriting requirements (the “temporary category”). The temporary category will phase out when the GSEs’ conservatorship ends, or if sooner, after seven years. In May 2013, the FHFA directed the GSEs to limit their mortgage acquisitions to loans that meet the requirements of a QM, including those that meet the temporary category, and loans that are exempt from the “ability to repay” requirements. We may insure loans that do not qualify as QMs, however, we are unsure the extent to which lenders will make non-QM loans because they will not be entitled to the presumptions about compliance with the “ability to repay” requirements that the law allows lenders with respect to QM loans. We are also unsure whether lenders will purchase private mortgage insurance for loans that cannot be sold to the GSEs.

In September 2013, the U.S. Department of Housing and Urban Development (“HUD”) proposed a definition of QM that will apply to loans the Federal Housing Administration (“FHA”) insures. HUD’s QM definition is less restrictive than the CFPB’s definition in certain respects, including that (i) it has no limit on the debt-to-income ratio of a borrower, and (ii) it allows the lender certain presumptions about compliance with the “ability to repay” requirements on higher priced loans. It is possible that lenders will prefer FHA-insured loans to loans insured by private mortgage insurance as a result of the FHA’s less restrictive QM definition.

Given the credit characteristics presented to us, we estimate that approximately 87% of our new risk written in 2013 was for loans that would have met the CFPB’s general QM definition. We estimate that approximately 99% of our new risk written in 2013 was for loans that would have met the CFPB’s QM definition, when giving effect to the temporary category. In making these estimates, we have not considered the limitation on points and fees because the information is not available to us. We do not believe such limitation would materially affect the percentage of our new risk written meeting the QM definitions.

The Dodd-Frank Act requires a securitizer to retain at least 5% of the risk associated with mortgage loans that are securitized, and in some cases the retained risk may be allocated between the securitizer and the lender that originated the loan. This risk retention requirement does not apply to mortgage loans that are Qualified Residential Mortgages (“QRMs”) or that are insured by the FHA or another federal agency. In 2011, federal regulators released a proposed risk retention rule that included a definition of QRM. In response to public comments regarding the proposed rule, federal regulators issued a revised proposed rule in August 2013. The revised proposed rule generally defines QRM as a mortgage meeting the requirements of a QM. The regulators also proposed an alternative QRM definition (“QM-plus”) which utilizes certain QM criteria but also includes a maximum loan-to-value ratio (“LTV”) of 70%. Neither of the revised definitions of QRM considers the use of mortgage insurance. While substantially all of our new risk written in 2013 was on loans that met the QM definition (and, therefore, the proposed general QRM definition), none of our new insurance written met the QM-plus definition. The public comment period for the revised proposed rule expired on October 30, 2013. The final timing of the adoption of any risk retention regulation and the definition of QRM remains uncertain. Because of the capital support provided by the U.S. Government, the GSEs satisfy the Dodd-Frank risk-retention requirements while they are in conservatorship. Therefore, lenders that originate loans that are sold to the GSEs while they are in conservatorship would not be required to retain risk associated with those loans.

The amount of new insurance that we write may be materially adversely affected depending on, among other things, (a) the final definition of QRM and its LTV requirements and (b) whether lenders choose mortgage insurance for non-QRM loans. In addition, changes in the final regulations regarding treatment of GSE-guaranteed mortgage loans, or changes in the conservatorship or capital support provided to the GSEs by the U.S. Government, could impact the manner in which the risk-retention rules apply to GSE securitizations, originators who sell loans to GSEs and our business. For other factors that could decrease the demand for mortgage insurance, see our risk factor titled “If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline, which would reduce our revenues.”

Alternatives to private mortgage insurance include:

•	lenders using government mortgage insurance programs, including those of the FHA and the Veterans Administration,

•	lenders and other investors holding mortgages in portfolio and self-insuring,

•	investors (including the GSEs) using risk mitigation techniques other than private mortgage insurance, such as credit-linked note transactions executed in the capital markets; using other risk mitigation techniques in conjunction with reduced levels of private mortgage insurance coverage; or accepting credit risk without credit enhancement, and

•	lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10%, 15% or 20% loan-to-value ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% loan-to-value ratio that has private mortgage insurance.

The FHA substantially increased its market share beginning in 2008, and beginning in 2011, that market share began to gradually decline. We believe that the FHA’s market share increased, in part, because private mortgage insurers tightened their underwriting guidelines (which led to increased utilization of the FHA’s programs) and because of increases in the amount of loan level delivery fees that the GSEs assess on loans (which result in higher costs to borrowers). In addition, federal legislation and programs provided the FHA with greater flexibility in establishing new products and increased the FHA’s competitive position against private mortgage insurers. We believe that the FHA’s current premium pricing, when compared to our current credit-tiered premium pricing (and considering the effects of GSE pricing changes), has allowed us to be more competitive with the FHA than in the recent past for loans with high FICO credit scores. We cannot predict, however, the FHA’s share of new insurance written in the future due to, among other factors, different loan eligibility terms between the FHA and the GSEs; future increases in guaranty fees charged by the GSEs; changes to the FHA’s annual premiums; and the total profitability that may be realized by mortgage lenders from securitizing loans through Ginnie Mae when compared to securitizing loans through Fannie Mae or Freddie Mac.

Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses.

Substantially all of our insurance written is for loans sold to Fannie Mae and Freddie Mac. The business practices of the GSEs affect the entire relationship between them, lenders and mortgage insurers and include:

•	the level of private mortgage insurance coverage, subject to the limitations of the GSEs’ charters (which may be changed by federal legislation), when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	the amount of loan level delivery fees and guaranty fees (which result in higher costs to borrowers) that the GSEs assess on loans that require mortgage insurance,

•	whether the GSEs influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

•	the underwriting standards that determine what loans are eligible for purchase by the GSEs, which can affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law,

•	the programs established by the GSEs intended to avoid or mitigate loss on insured mortgages and the circumstances in which mortgage servicers must implement such programs,

•	the terms that the GSEs require to be included in mortgage insurance policies for loans that they purchase,

•	the extent to which the GSEs intervene in mortgage insurers’ rescission practices or rescission settlement practices with lenders. For additional information, see our risk factor titled “We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future,” and

•	the maximum loan limits of the GSEs in comparison to those of the FHA and other investors.

The FHFA is the conservator of the GSEs and has the authority to control and direct their operations. The increased role that the federal government has assumed in the residential mortgage market through the GSE conservatorship may increase the likelihood that the business practices of the GSEs change in ways that have a material adverse effect on us. In addition, these factors may increase the likelihood that the charters of the GSEs are changed by new federal legislation. The Dodd-Frank Act required the U.S. Department of the Treasury to report its recommendations regarding options for ending the conservatorship of the GSEs. This report was released in February 2011 and while it does not provide any definitive timeline for GSE reform, it does recommend using a combination of federal housing policy changes to wind down the GSEs, shrink the government’s footprint in housing finance, and help bring private capital back to the mortgage market. Since then, Members of Congress introduced several bills intended to scale back the GSEs, however, no legislation has been enacted. As a result of the matters referred to above, it is uncertain what role the GSEs, FHA and private capital, including private mortgage insurance, will play in the domestic residential housing finance system in the future or the impact of any such changes on our business. In addition, the timing of the impact of any resulting changes on our business is uncertain. Most meaningful changes would require Congressional action to implement and it is difficult to estimate when Congressional action would be final and how long any associated phase-in period may last.

The GSEs have different loan purchase programs that allow different levels of mortgage insurance coverage. Under the “charter coverage” program, on certain loans lenders may choose a mortgage insurance coverage percentage that is less than the GSEs’ “standard coverage” and only the minimum required by the GSEs’ charters, with the GSEs paying a lower price for such loans. In 2013, nearly all of our volume was on loans with GSE standard or higher coverage. We charge higher premium rates for higher coverage percentages. To the extent lenders selling loans to the GSEs in the future choose lower coverage for loans that we insure, our revenues would be reduced and we could experience other adverse effects.

The benefit of our net operating loss carryforwards may become substantially limited.

As of December 31, 2013, we had approximately $2.6 billion of net operating losses for tax purposes that we can use in certain circumstances to offset future taxable income and thus reduce our federal income tax liability. Our ability to utilize these net operating losses to offset future taxable income may be significantly limited if we experience an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an ownership change will occur if there is a cumulative change in our ownership by “5-percent shareholders” (as defined in the Code) that exceeds 50 percentage points over a rolling three-year period. A corporation that experiences an ownership change will generally be subject to an annual limitation on the corporation’s subsequent use of net operating loss carryovers that arose from pre-ownership change periods and use of losses that are subsequently recognized with respect to assets that had a built-in-loss on the date of the ownership change. The amount of the annual limitation generally equals the value of the corporation immediately before the ownership change multiplied by the long-term tax-exempt interest rate (subject to certain adjustments). To the extent that the limitation in a post-ownership-change year is not fully utilized, the amount of the limitation for the succeeding year will be increased.

While we have adopted a shareholder rights agreement to minimize the likelihood of transactions in our stock resulting in an ownership change, future issuances of equity-linked securities or transactions in our stock and equity-linked securities that may not be within our control may cause us to experience an ownership change. If we experience an ownership change, we may not be able to fully utilize our net operating losses, resulting in additional income taxes and a reduction in our shareholders’ equity.

We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future.

Before paying a claim, we review the loan and servicing files to determine the appropriateness of the claim amount. All of our insurance policies provide that we can reduce or deny a claim if the servicer did not comply with its obligations under our insurance policy, including the requirement to mitigate our loss by performing reasonable loss mitigation efforts or, for example, diligently pursuing a foreclosure or bankruptcy relief in a timely manner. We call such reduction of claims submitted to us “curtailments.” In 2012 and 2013, curtailments reduced our average claim paid by approximately 4.1% and 5.8%, respectively. In addition, the claims submitted to us sometimes include costs and expenses not covered by our insurance policies, such as mortgage insurance premiums, hazard insurance premiums for periods after the claim date and losses resulting from property damage that has not been repaired. These other adjustments reduced claim amounts by less than the amount of curtailments. After we pay a claim, servicers and insureds sometimes object to our curtailments and other adjustments. We review these objections if they are sent to us within 90 days after the claim was paid. Historically, we have not had material disputes regarding our curtailments or other adjustments.

When reviewing the loan file associated with a claim, we may determine that we have the right to rescind coverage on the loan. Prior to 2008, rescissions of coverage on loans were not a material portion of our claims resolved during a year. However, beginning in 2008, our rescissions of coverage on loans have materially mitigated our paid losses. In 2009 through 2011, rescissions mitigated our paid losses in the aggregate by approximately $3.0 billion; and in 2012 and 2013, rescissions mitigated our paid losses by approximately $0.3 billion and $135 million, respectively (in each case, the figure includes amounts that would have either resulted in a claim payment or been charged to a deductible under a bulk or pool policy, and may have been charged to a captive reinsurer). In recent quarters, approximately 5% of claims received in a quarter have been resolved by rescissions, down from the peak of approximately 28% in the first half of 2009.

We estimate rescissions mitigated our incurred losses by approximately $2.5 billion in 2009 and $0.2 billion in 2010. All of these figures include the benefit of claims not paid in the period as well as the impact of changes in our estimated expected rescission activity on our loss reserves in the period. In 2012, we estimate that our rescission benefit in loss reserves was reduced by $0.2 billion due to probable rescission settlement agreements. We estimate that other rescissions had no significant impact on our losses incurred in 2011 through 2013. At December 31, 2013, we estimate that our total loss reserves were benefited from anticipated rescissions by approximately $0.1 billion. Our loss reserving methodology incorporates our estimates of future rescissions and reversals of rescissions. Historically, reversals of rescissions have been immaterial. A variance between ultimate actual rescission and reversal rates and our estimates, as a result of the outcome of litigation, settlements or other factors, could materially affect our losses.

If the insured disputes our right to rescind coverage, we generally engage in discussions in an attempt to settle the dispute. As part of those discussions, we may voluntarily suspend rescissions we believe may be part of a settlement. In 2011, Freddie Mac advised its servicers that they must obtain its prior approval for rescission settlements, Fannie Mae advised its servicers that they are prohibited from entering into such settlements and Fannie Mae notified us that we must obtain its prior approval to enter into certain settlements. Since those announcements, the GSEs have consented to our settlement agreements with two customers, one of which is Countrywide, as discussed below, and have rejected other settlement agreements. We have reached and implemented settlement agreements that do not require GSE approval, but they have not been material in the aggregate.

If we are unable to reach a settlement, the outcome of the dispute ultimately would be determined by legal proceedings. Under our policies, legal proceedings disputing our right to rescind coverage may be brought up to three years after the lender has obtained title to the property (typically through a foreclosure) or the property was sold in a sale that we approved, whichever is applicable, although in a few jurisdictions there is a longer time to bring such an action. As of December 31, 2013, the period in which a dispute may be brought has not ended for approximately 28% of our post-2008 rescissions that are not subject to a settlement agreement.

Until a liability associated with a settlement agreement or litigation becomes probable and can be reasonably estimated, we consider our claim payment or rescission resolved for financial reporting purposes even though discussions and legal proceedings have been initiated and are ongoing. Under ASC 450-20, an estimated loss from such discussions and proceedings is accrued for only if we determine that the loss is probable and can be reasonably estimated.

Since December 2009, we have been involved in legal proceedings with Countrywide Home Loans, Inc. (“CHL”) and its affiliate, Bank of America, N.A., as successor to Countrywide Home Loans Servicing LP (“BANA” and collectively with CHL, “Countrywide”) in which Countrywide alleged that MGIC denied valid mortgage insurance claims. (In our SEC reports, we refer to insurance rescissions and denials of claims collectively as “rescissions” and variations of that term.) In addition to the claim amounts it alleged MGIC had improperly denied, Countrywide contended it was entitled to other damages of almost $700 million as well as exemplary damages. We sought a determination in those proceedings that we were entitled to rescind coverage on the applicable loans.

In April 2013, MGIC entered into separate settlement agreements with CHL and BANA, pursuant to which the parties will settle the Countrywide litigation as it relates to MGIC’s rescission practices (as amended on September 24, 2013 by amendments that were technical in nature, the “Agreements”). The original Agreements are described in our Form 8-K filed with the SEC on April 25, 2013. The original Agreements are filed as exhibits to that Form 8-K and amendments to the Agreements were filed with our Form 10-Q for the quarter ended September 30, 2013, although in each case, certain portions of the Agreements are redacted and covered by a confidential treatment request that has been granted (or is pending).

The Agreement with BANA covers loans purchased by the GSEs. As of September 30, 2013, rescissions of coverage on approximately 2,100 loans under the Agreement with BANA had been suspended. That Agreement was implemented beginning in November 2013 and we resolved all of those suspended rescissions in November and December 2013 by paying the associated claim or processing the rescission.

The Agreement with CHL covers loans that were purchased by non-GSE investors, including securitization trusts (the “other investors”). That Agreement will be implemented only as and to the extent that it is consented to by or on behalf of the other investors, and any such implementation is expected to occur no earlier than the second quarter of 2014. While there can be no assurance that the Agreement with CHL will be implemented, we have determined that its implementation is probable.

We recorded the estimated impact of the Agreements and another probable settlement in our financial statements for the quarter ending December 31, 2012. We have also recorded the estimated impact of other probable settlements, which in the aggregate have not been material. The estimated impact that we recorded is our best estimate of our loss from these matters. We estimate that the maximum exposure above the best estimate provision we recorded is $475 million, of which about 50% is from rescission practices subject to the Agreement with CHL. If we are not able to implement the Agreement with CHL or the other settlements we consider probable, we intend to defend MGIC vigorously against any related legal proceedings.

The flow policies at issue with Countrywide are in the same form as the flow policies that we used with all of our customers during the period covered by the Agreements, and the bulk policies at issue vary from one another, but are generally similar to those used in the majority of our Wall Street bulk transactions. The settlement with Countrywide may encourage other customers to pursue remedies against us.

We are involved in discussions and legal proceedings with customers with respect to our claims paying practices that are collectively material in amount. Although it is reasonably possible that, when these discussions or legal proceedings are completed, we will not prevail in all cases, we are unable to make a reasonable estimate or range of estimates of the potential liability. We estimate the maximum exposure associated with these discussions and legal proceedings to be approximately $260 million, although we believe we will ultimately resolve these matters for significantly less than this amount.

The estimates of our maximum exposure referred to above do not include interest or consequential or exemplary damages.

Consumers continue to bring lawsuits against home mortgage lenders and settlement service providers. Mortgage insurers, including MGIC, have been involved in litigation alleging violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act, which is commonly known as RESPA, and the notice provisions of the Fair Credit Reporting Act, which is commonly known as FCRA. MGIC’s settlement of class action litigation against it under RESPA became final in October 2003. MGIC settled the named plaintiffs’ claims in litigation against it under FCRA in December 2004, following denial of class certification in June 2004. Since December 2006, class action litigation has been brought against a number of large lenders alleging that their captive mortgage reinsurance arrangements violated RESPA. Beginning in December 2011, MGIC, together with various mortgage lenders and other mortgage insurers, has been named as a defendant in twelve lawsuits, alleged to be class actions, filed in various U.S. District Courts. Seven of those cases have previously been dismissed without any further opportunity to appeal. The complaints in all of the cases allege various causes of action related to the captive mortgage reinsurance arrangements of the mortgage lenders, including that the defendants violated RESPA by paying excessive premiums to the lenders’ captive reinsurer in relation to the risk assumed by that captive. MGIC denies any wrongdoing and intends to vigorously defend itself against the allegations in the lawsuits. There can be no assurance that we will not be subject to further litigation under RESPA (or FCRA) or that the outcome of any such litigation, including the lawsuits mentioned above, would not have a material adverse effect on us.

In 2013, the U.S. District Court approved a settlement with the CFPB that resolved a federal investigation of MGIC’s participation in captive reinsurance arrangements in the mortgage insurance industry. The settlement concluded the investigation with respect to MGIC without the CFPB or the court making any findings of wrongdoing. As part of the settlement, MGIC agreed that it would not enter into any new captive reinsurance agreement or reinsure any new loans under any existing captive reinsurance agreement for a period of ten years. MGIC had voluntarily suspended most of its captive arrangements in 2008 in response to market conditions and GSE requests. In connection with the settlement, MGIC paid a civil penalty of $2.65 million and the court issued an injunction prohibiting MGIC from violating any provisions of RESPA.

We remain subject to various state investigations or information requests regarding captive mortgage reinsurance arrangements, including (1) a request received by MGIC in June 2005 from the New York Department of Financial Services for information regarding captive mortgage reinsurance arrangements and other types of arrangements in which lenders receive compensation; and (2) requests received from the Minnesota Department of Commerce (the “MN Department”) beginning in February 2006 regarding captive mortgage reinsurance and certain other matters in response to which MGIC has provided information on several occasions, including as recently as May 2011. In August 2013, MGIC and several competitors received a draft Consent Order from the MN Department containing proposed conditions to resolve its investigation, including unspecified penalties. We are engaged in discussions with the MN Department regarding the draft Consent Order. Other insurance departments or other officials, including attorneys general, may also seek information about, investigate, or seek remedies regarding captive mortgage reinsurance.

Various regulators, including the CFPB, state insurance commissioners and state attorneys general may bring actions seeking various forms of relief in connection with violations of RESPA. The insurance law provisions of many states prohibit paying for the referral of insurance business and provide various mechanisms to enforce this prohibition. While we believe our practices are in conformity with applicable laws and regulations, it is not possible to predict the eventual scope, duration or outcome of any such reviews or investigations nor is it possible to predict their effect on us or the mortgage insurance industry.

We are subject to comprehensive, detailed regulation by state insurance departments. These regulations are principally designed for the protection of our insured policyholders, rather than for the benefit of investors. Although their scope varies, state insurance laws generally grant broad supervisory powers to agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business. Given the recent significant losses incurred by many insurers in the mortgage and financial guaranty industries, our insurance subsidiaries have been subject to heightened scrutiny by insurance regulators. State insurance regulatory authorities could take actions, including changes in capital requirements or termination of waivers of capital requirements, that could have a material adverse effect on us. As noted above, in early 2013, the CFPB issued rules to implement laws requiring mortgage lenders to make ability-to-pay determinations prior to extending credit. We are uncertain whether the CFPB will issue any other rules or regulations that affect our business. Such rules and regulations could have a material adverse effect on us.

In December 2013, the U.S. Treasury Department’s Federal Insurance Office released a report that calls for federal standards and oversight for mortgage insurers to be developed and implemented. It is uncertain what form the standards and oversight will take and when they will become effective.

We understand several law firms have, among other things, issued press releases to the effect that they are investigating us, including whether the fiduciaries of our 401(k) plan breached their fiduciary duties regarding the plan’s investment in or holding of our common stock or whether we breached other legal or fiduciary obligations to our shareholders. We intend to defend vigorously any proceedings that may result from these investigations. With limited exceptions, our bylaws provide that our officers and 401(k) plan fiduciaries are entitled to indemnification from us for claims against them.

A non-insurance subsidiary of our holding company is a shareholder of the corporation that operates the Mortgage Electronic Registration System (“MERS”).  Our subsidiary, as a shareholder of MERS, has been named as a defendant (along with MERS and its other shareholders) in eight lawsuits asserting various causes of action arising from allegedly improper recording and foreclosure activities by MERS. Seven of these lawsuits have been dismissed without any further opportunity to appeal.  The remaining lawsuit has also been dismissed by the U.S. District Court, however, the plaintiff in that lawsuit has filed a motion for reconsideration by the U.S. District Court and to certify a related question of law to the Supreme Court of the State in which the U.S. District Court is located. The damages sought in this remaining case are substantial. We deny any wrongdoing and intend to defend ourselves vigorously against the allegations in the lawsuits.

In addition to the matters described above, we are involved in other legal proceedings in the ordinary course of business. In our opinion, based on the facts known at this time, the ultimate resolution of these ordinary course legal proceedings will not have a material adverse effect on our financial position or results of operations.

Resolution of our dispute with the Internal Revenue Service could adversely affect us.

The Internal Revenue Service (“IRS”) completed examinations of our federal income tax returns for the years 2000 through 2007 and issued proposed assessments for unpaid taxes, interest and penalties related to our treatment of the flow-through income and loss from an investment in a portfolio of residual interests of Real Estate Mortgage Investment Conduits (“REMICs”). The IRS indicated that it did not believe that, for various reasons, we had established sufficient tax basis in the REMIC residual interests to deduct the losses from taxable income. The proposed assessments for taxes and penalties related to these matters is $197.5 million and at December 31, 2013, there would also be interest of approximately $154.5 million. In addition, depending on the outcome of this matter, additional state income taxes and state interest may become due when a final resolution is reached. As of December 31, 2013, those state taxes and interest would approximate $46.0 million. In addition, there could also be state tax penalties.

Our total amount of unrecognized tax benefits as of December 31, 2013 is $105.4 million, which represents the tax benefits generated by the REMIC portfolio included in our tax returns that we have not taken benefit for in our financial statements, including any related interest. We continue to believe that our previously recorded tax provisions and liabilities are appropriate. However, we would need to make appropriate adjustments, which could be material, to our tax provision and liabilities if our view of the probability of success in this matter changes, and the ultimate resolution of this matter could have a material negative impact on our effective tax rate, results of operations, cash flows and statutory capital. In this regard, see our risk factor titled “State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.”

We appealed these assessments within the IRS and, in 2007, we made a payment of $65.2 million to the United States Department of the Treasury related to this assessment. In August 2010, we reached a tentative settlement agreement with the IRS which was not finalized. The IRS is pursuing this matter in full and we currently expect to be in litigation on this matter in 2014. Any such litigation could be lengthy and costly in terms of legal fees and related expenses.

 Because we establish loss reserves only upon a loan default rather than based on estimates of our ultimate losses on risk in force, losses may have a disproportionate adverse effect on our earnings in certain periods.

In accordance with accounting principles generally accepted in the United States, commonly referred to as GAAP, we establish loss reserves only for loans in default. Reserves are established for insurance losses and loss adjustment expenses when notices of default on insured mortgage loans are received. Reserves are also established for insurance losses and loss adjustment expenses for loans we estimate are in default but for which notices of default have not yet been reported to us by the servicers (this is often referred to as “IBNR”). We establish reserves using estimated claim rates and claim amounts. Because our reserving method does not take account of losses that could occur from loans that are not delinquent, such losses are not reflected in our financial statements, except in the case where a premium deficiency exists. As a result, future losses on loans that are not currently delinquent may have a material impact on future results as such losses emerge.

Because loss reserve estimates are subject to uncertainties and are based on assumptions that are currently very volatile, paid claims may be substantially different than our loss reserves.

We establish reserves using estimated claim rates and claim amounts in estimating the ultimate loss on delinquent loans. The estimated claim rates and claim amounts represent our best estimates of what we will actually pay on the loans in default as of the reserve date and incorporate anticipated mitigation from rescissions. We rescind coverage on loans and deny claims in cases where we believe our policy allows us to do so. Therefore, when establishing our loss reserves, we do not include additional loss reserves that would reflect a possible adverse development from ongoing dispute resolution proceedings regarding rescissions and denials unless we have determined that a loss is probable and can be reasonably estimated. For more information regarding our legal proceedings, see our risk factor titled “We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future.”

The establishment of loss reserves is subject to inherent uncertainty and requires judgment by management. Current conditions in the housing and mortgage industries make the assumptions that we use to establish loss reserves more volatile than they would otherwise be. The actual amount of the claim payments may be substantially different than our loss reserve estimates. Our estimates could be adversely affected by several factors, including a deterioration of regional or national economic conditions, including unemployment, leading to a reduction in borrowers’ income and thus their ability to make mortgage payments and a drop in housing values that could result in, among other things, greater losses on loans that have pool insurance, and may affect borrower willingness to continue to make mortgage payments when the value of the home is below the mortgage balance. Changes to our estimates could result in material impact to our results of operations, even in a stable economic environment, and there can be no assurance that actual claims paid by us will not be substantially different than our loss reserves.

We rely on our management team and our business could be harmed if we are unable to retain qualified personnel.

Our industry is undergoing a fundamental shift following the mortgage crisis: long-standing competitors have gone out of business and two newly capitalized start-ups that are not encumbered with a portfolio of pre-crisis mortgages, have been formed. Former executives from other mortgage insurers have joined these two new competitors. In addition, in 2013, a worldwide insurer and reinsurer with mortgage insurance operations in Europe announced that it was purchasing CMG Mortgage Insurance Company. Our success depends, in part, on the skills, working relationships and continued services of our management team and other key personnel. The departure of key personnel could adversely affect the conduct of our business. In such event, we would be required to obtain other personnel to manage and operate our business, and there can be no assurance that we would be able to employ a suitable replacement for the departing individuals, or that a replacement could be hired on terms that are favorable to us. We currently have not entered into any employment agreements with our officers or key personnel. Volatility or lack of performance in our stock price may affect our ability to retain our key personnel or attract replacements should key personnel depart.

Loan modification and other similar programs may not continue to provide benefits to us and our losses on loans that re-default can be higher than what we would have paid had the loan not been modified.

Beginning in the fourth quarter of 2008, the federal government, including through the Federal Deposit Insurance Corporation and the GSEs, and several lenders have adopted programs to modify loans to make them more affordable to borrowers with the goal of reducing the number of foreclosures. During 2011, 2012 and 2013, we were notified of modifications that cured delinquencies that had they become paid claims would have resulted in approximately $1.8 billion, $1.2 billion and $1.0 billion, respectively, of estimated claim payments. As noted below, we cannot predict with a high degree of confidence what the ultimate re-default rate on these modifications will be. Although the recent re-default rate has been lower, for internal reporting and planning purposes, we assume approximately 50% of these modifications will ultimately re-default, and those re-defaults may result in future claim payments. Because modifications cure the defaults with respect to the previously defaulted loans, our loss reserves do not account for potential re-defaults unless at the time the reserve is established, the re-default has already occurred. Based on information that is provided to us, most of the modifications resulted in reduced payments from interest rate and/or amortization period adjustments; from 2011 through 2013, approximately 7% resulted in principal forgiveness.

One loan modification program is the Home Affordable Modification Program (“HAMP”). Some of HAMP’s eligibility criteria relate to the borrower’s current income and non-mortgage debt payments. Because the GSEs and servicers do not share such information with us, we cannot determine with certainty the number of loans in our delinquent inventory that are eligible to participate in HAMP. We believe that it could take several months from the time a borrower has made all of the payments during HAMP’s three month “trial modification” period for the loan to be reported to us as a cured delinquency. We rely on information provided to us by the GSEs and servicers. We do not receive all of the information from such sources that is required to determine with certainty the number of loans that are participating in, or have successfully completed, HAMP. We are aware of approximately 7,600 loans in our primary delinquent inventory at December 31, 2013 for which the HAMP trial period has begun and which trial periods have not been reported to us as completed or cancelled. Through December 31, 2013 approximately 52,700 delinquent primary loans have cured their delinquency after entering HAMP and are not in default. In each of 2012 and 2013, approximately 17% of our primary cures were the result of a modification, with HAMP accounting for approximately 70% of those modifications in 2012 and 68% in 2013. Although the HAMP program has been extended through 2015, we believe that we have realized the majority of the benefits from HAMP because the number of loans insured by us that we are aware are entering HAMP trial modification periods has decreased significantly since 2010.

In 2009, the GSEs began offering the Home Affordable Refinance Program (“HARP”). HARP, which has been extended through 2015, allows borrowers who are not delinquent but who may not otherwise be able to refinance their loans under the current GSE underwriting standards, to refinance their loans. We allow the HARP refinances on loans that we insure, regardless of whether the loan meets our current underwriting standards, and we account for the refinance as a loan modification (even where there is a new lender) rather than new insurance written. To incent lenders to allow more current borrowers to refinance their loans, in October 2011, the GSEs and their regulator, FHFA, announced an expansion of HARP. The expansion includes, among other changes, releasing certain representations in certain circumstances benefitting the GSEs. We have agreed to allow these additional HARP refinances, including releasing the insured in certain circumstances from certain rescission rights we would have under our policy. While an expansion of HARP may result in fewer delinquent loans and claims in the future, our ability to rescind coverage will be limited in certain circumstances. We are unable to predict what net impact these changes may have on our incurred or paid losses. Approximately 15% of our primary insurance in force has benefitted from HARP and is still in force.

The effect on us of loan modifications depends on how many modified loans subsequently re-default, which in turn can be affected by changes in housing values. Re-defaults can result in losses for us that could be greater than we would have paid had the loan not been modified. At this point, we cannot predict with a high degree of confidence what the ultimate re-default rate will be. In addition, because we do not have information in our database for all of the parameters used to determine which loans are eligible for modification programs, our estimates of the number of loans qualifying for modification programs are inherently uncertain. If legislation is enacted to permit a portion of a borrower’s mortgage loan balance to be reduced in bankruptcy and if the borrower re-defaults after such reduction, then the amount we would be responsible to cover would be calculated after adding back the reduction. Unless a lender has obtained our prior approval, if a borrower’s mortgage loan balance is reduced outside the bankruptcy context, including in association with a loan modification, and if the borrower re-defaults after such reduction, then under the terms of our policy the amount we would be responsible to cover would be calculated net of the reduction.

Eligibility under certain loan modification programs can also adversely affect us by creating an incentive for borrowers who are able to make their mortgage payments to become delinquent in an attempt to obtain the benefits of a modification. New notices of delinquency increase our incurred losses.

If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline, which would reduce our revenues.

The factors that affect the volume of low down payment mortgage originations include:

•	restrictions on mortgage credit due to more stringent underwriting standards, liquidity issues and risk-retention requirements associated with non-QRM loans affecting lenders,

•	the level of home mortgage interest rates and the deductibility of mortgage interest for income tax purposes,

•	the health of the domestic economy as well as conditions in regional and local economies,

•	housing affordability,

•	population trends, including the rate of household formation,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinance loans have loan-to-value ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.

As noted above, the CFPB rules implementing laws requiring mortgage lenders to make ability-to-pay determinations prior to extending credit, became effective in January 2014. We are uncertain whether this Bureau will issue any other rules or regulations that affect our business or the volume of low down payment home mortgage originations. Such rules and regulations could have a material adverse effect on our financial position or results of operations.

A decline in the volume of low down payment home mortgage originations could decrease demand for mortgage insurance, decrease our new insurance written and reduce our revenues. For other factors that could decrease the demand for mortgage insurance, see our risk factor titled “The amount of insurance we write could be adversely affected if the definition of Qualified Residential Mortgage results in a reduced number of low down payment loans available to be insured or if lenders and investors select alternatives to private mortgage insurance.”

Competition or changes in our relationships with our customers could reduce our revenues or increase our losses.

As noted above, the FHA substantially increased its market share beginning in 2008 and beginning in 2011, that market share began to gradually decline. It is difficult to predict the FHA’s future market share due to, among other factors, different loan eligibility terms between the FHA and the GSEs, future increases in guaranty fees charged by the GSEs, changes to the FHA’s annual premiums, and the total profitability that may be realized by mortgage lenders from securitizing loans through Ginnie Mae when compared to securitizing loans through Fannie Mae or Freddie Mac.

In recent years, the level of competition within the private mortgage insurance industry has been intense as many large mortgage lenders reduced the number of private mortgage insurers with whom they do business. At the same time, consolidation among mortgage lenders has increased the share of the mortgage lending market held by large lenders. During 2012 and 2013, approximately 10% and 7%, respectively, of our new insurance written was for loans for which one lender was the original insured, although revenue from such loans was significantly less than 10% of our revenues during each of those periods. Our private mortgage insurance competitors include:

•	Genworth Mortgage Insurance Corporation,

•	United Guaranty Residential Insurance Company,

•	Radian Guaranty Inc.,

•	CMG Mortgage Insurance Company (whose owners have agreed to sell it to a worldwide insurer and reinsurer),

•	Essent Guaranty, Inc., and

•	NMI Holdings, Inc.

Until 2010 the mortgage insurance industry had not had new entrants in many years. In 2010, Essent Guaranty, Inc. began writing mortgage insurance and in October 2013, it raised additional capital in an initial public offering. Essent has publicly reported that one of our customers, JPMorgan Chase, is one of its investors. Another new company, NMI Holdings Inc., began writing mortgage insurance in the second quarter of 2013. In addition, in 2013, a worldwide insurer and reinsurer with mortgage insurance operations in Europe announced that it was purchasing CMG Mortgage Insurance Company. Also in 2013, the parent company of Republic Mortgage Insurance Company (“RMIC”), which had ceased writing new mortgage insurance commitments in mid-2011 and was placed under the supervision of the insurance department of its domiciliary state, announced a plan of recapitalization for RMIC that is intended to allow RMIC to resume writing new business early in 2014. The perceived increase in credit quality of loans that are being insured today, the ability to start a mortgage insurance company unencumbered with a portfolio of pre-crisis mortgages, and the possibility of a decrease in the FHA’s share of the mortgage insurance market may encourage additional new entrants.

Our relationships with our customers could be adversely affected by a variety of factors, including tightening of and adherence to our underwriting requirements, which have resulted in our declining to insure some of the loans originated by our customers and insurance rescissions that affect the customer. We have ongoing discussions with lenders who are significant customers regarding their objections to our rescissions.

We believe many lenders consider a mortgage insurer’s financial strength important when they select mortgage insurers. As a result of MGIC’s less than investment grade financial strength rating and its risk-to-capital ratio level being higher than some competitors, MGIC may be competitively disadvantaged with these lenders. MGIC’s financial strength rating from Moody’s is Ba3 (with a stable outlook) and from Standard & Poor’s is B (with a positive outlook). It is possible that MGIC’s financial strength ratings could decline from these levels. While we expect MGIC’s risk-to-capital ratio to continue to comply with the current State Capital Requirements, its level will depend primarily on the level of incurred losses, any settlement with the IRS, and the volume of new risk written. Our incurred losses are dependent upon factors that make prediction of their amounts difficult and any forecasts are subject to significant volatility. Conditions that could negatively affect the risk-to-capital ratio include high unemployment rates, low cure rates, low housing values and unfavorable resolution of ongoing legal proceedings. In addition, the NAIC and the GSEs are each expected to propose revised capital requirements for mortgage insurers. While there can be no assurance that MGIC would meet such revised capital requirements, we believe we could implement one or more alternative strategies to continue to write new business. For more information, see our risk factor titled “We may not continue to meet the GSEs’ mortgage insurer eligibility requirements” and “State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.”

Downturns in the domestic economy or declines in the value of borrowers’ homes from their value at the time their loans closed may result in more homeowners defaulting and our losses increasing.

Losses result from events that reduce a borrower’s ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. In general, favorable economic conditions reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions, including an increase in unemployment, generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values, which in turn can influence the willingness of borrowers with sufficient resources to make mortgage payments to do so when the mortgage balance exceeds the value of the home. Housing values may decline even absent a deterioration in economic conditions due to declines in demand for homes, which in turn may result from changes in buyers’ perceptions of the potential for future appreciation, restrictions on and the cost of mortgage credit due to more stringent underwriting standards, liquidity issues and risk-retention requirements associated with non-QRM loans affecting lenders, higher interest rates generally or changes to the deductibility of mortgage interest for income tax purposes, or other factors. The residential mortgage market in the United States had for some time experienced a variety of poor or worsening economic conditions, including a material nationwide decline in housing values, with declines continuing into early 2012 in a number of geographic areas. Although housing values in most markets have recently been increasing, in some markets they remain significantly below their early 2007 levels. Changes in housing values and unemployment levels are inherently difficult to forecast given the uncertainty in the current market environment, including uncertainty about the effect of actions the federal government has taken and may take with respect to tax policies, mortgage finance programs and policies, and housing finance reform.

The mix of business we write affects the likelihood of losses occurring and our premium yields.

Even when housing values are stable or rising, mortgages with certain characteristics have higher probabilities of claims. These characteristics include loans with loan-to-value ratios over 95% (or in certain markets that have experienced declining housing values, over 90%), FICO credit scores below 620, limited underwriting, including limited borrower documentation, or higher total debt-to-income ratios, as well as loans having combinations of higher risk factors. As of December 31, 2013, approximately 22.1% of our primary risk in force consisted of loans with loan-to-value ratios greater than 95%, 6.8% had FICO credit scores below 620, and 6.9% had limited underwriting, including limited borrower documentation, each attribute as determined at the time of loan origination. A material portion of these loans were written in 2005 — 2007 or the first quarter of 2008. In accordance with industry practice, loans approved by GSEs and other automated underwriting systems under “doc waiver” programs that do not require verification of borrower income are classified by us as “full documentation.” For additional information about such loans, see footnote (1) to the Additional Information at the end of this press release.

From time to time, in response to market conditions, we change the types of loans that we insure and the requirements under which we insure them. Beginning in August 2013, we aligned most of our underwriting requirements with Fannie Mae and Freddie Mac for loans that receive and are processed in accordance with certain approval recommendations from a GSE automated underwriting system, as described in our underwriting requirements. In December 2013, we reduced all of our borrower-paid monthly premium rates and most of our single premium rates subject to regulatory approval and made underwriting changes for loans greater than $625,500, while expanding the maximum loan amount to $850,000. In 2013, single premium policies were approximately 10% of our total NIW. During most of 2013, almost all of our single premium rates were above those most commonly used in the market. The percentage of our single premium policies may increase in the future as a result of the reduction in our single premium rates. These changes will reduce our future premium yields. Our underwriting requirements are available on our website at http://www.mgic.com/underwriting/index.html. We make exceptions to our underwriting requirements on a loan-by-loan basis and for certain customer programs. Together, the number of loans for which exceptions were made accounted for fewer than 2% of the loans we insured in 2012 and 2013.

As noted above in our risk factor titled “State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis,” in April 2013, we entered into a quota share reinsurance transaction with a group of unaffiliated reinsurers. The transaction was amended in December 2013 so that it applies to additional insurance inforce. The transaction will reduce our future premium yields.

During the second quarter of 2012, we began writing a portion of our new insurance under an endorsement to our master policy (the “Gold Cert Endorsement”). If a borrower makes payments for three years, our Gold Cert Endorsement limits our ability to rescind coverage except under certain circumstances, which circumstances include where we demonstrate the lender had knowledge of inaccurate information in the loan file. In addition, our Gold Cert Endorsement limits our ability to rescind on loans for which the borrower makes payments on time for one year with his own funds, if we are provided with certain documents shortly after we insure the loan and we fail to discover that the loan was ineligible for our insurance. We believe the limitations on our rights to rescind coverage under the Gold Cert Endorsement will materially reduce rescissions on such loans. As of December 31, 2013, less than 15% of our flow, primary insurance in force was written under our Gold Cert Endorsement. However, approximately 65% of our flow, primary new insurance written in 2013, was written under this endorsement. The Gold Cert Endorsement is filed as Exhibit 99.7 to our quarterly report on Form 10-Q for the quarter ended March 31, 2012 (filed with the SEC on May 10, 2012).

We are in the process of revising our master policy. The new master policy will comply with various requirements the GSEs have communicated to the industry. These requirements contain limitations on rescission rights that, while generally similar, differ from the limitations in our Gold Cert Endorsement in that (i) more documentation must be provided by the lender and reviewed by us if we want to provide rescission relief for certain (non-valuation) matters after the borrower has made one year of timely payments, and (ii) rescission relief for material valuation variances may also be granted after the borrower has made one year of timely payments if we review and accept the property valuation. With the exception of (ii) above, rescission relief is more restrictive than provided by our Gold Cert Endorsement.   Our new master policy has been approved by the GSEs, however, it remains subject to review and approval by state insurance regulators. The GSEs have stated that in the first quarter of 2014, they will announce a uniform effective date for the new master policies of all mortgage insurers and that the effective date will not be earlier than July 1, 2014.

As of December 31, 2013, approximately 1.8% of our primary risk in force written through the flow channel, and 21.7% of our primary risk in force written through the bulk channel, consisted of adjustable rate mortgages in which the initial interest rate may be adjusted during the five years after the mortgage closing (“ARMs”). We classify as fixed rate loans adjustable rate mortgages in which the initial interest rate is fixed during the five years after the mortgage closing. If interest rates should rise between the time of origination of such loans and when their interest rates may be reset, claims on ARMs and adjustable rate mortgages whose interest rates may only be adjusted after five years would be substantially higher than for fixed rate loans. In addition, we have insured “interest-only” loans, which may also be ARMs, and loans with negative amortization features, such as pay option ARMs. We believe claim rates on these loans will be substantially higher than on loans without scheduled payment increases that are made to borrowers of comparable credit quality.

Although we attempt to incorporate these higher expected claim rates into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will be adequate to compensate for actual losses even under our current underwriting requirements. We do, however, believe that given the various changes in our underwriting requirements that were effective beginning in the first quarter of 2008, our insurance written beginning in the second quarter of 2008 will generate underwriting profits.

The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations.

We set premiums at the time a policy is issued based on our expectations regarding likely performance over the long-term. Our premiums are subject to approval by state regulatory agencies, which can delay or limit our ability to increase our premiums. Generally, we cannot cancel mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by our non-renewal or cancellation of insurance coverage. The premiums we charge, and the associated investment income, may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of claims, compared to what we anticipate, could adversely affect our results of operations or financial condition.

In January 2008, we announced that we had decided to stop writing the portion of our bulk business that insures loans included in Wall Street securitizations because the performance of such loans deteriorated materially in the fourth quarter of 2007 and this deterioration was materially worse than we experienced for loans insured through the flow channel or loans insured through the remainder of our bulk channel. As of December 31, 2007 we established a premium deficiency reserve of approximately $1.2 billion. As of December 31, 2013, the premium deficiency reserve was $48 million, which reflects the present value of expected future losses and expenses that exceeds the present value of expected future premium and already established loss reserves on these bulk transactions.

We continue to experience material losses, especially on the 2006 and 2007 books. The ultimate amount of these losses will depend in part on general economic conditions, including unemployment, and the direction of home prices, which in turn will be influenced by general economic conditions and other factors. Because we cannot predict future home prices or general economic conditions with confidence, there is significant uncertainty surrounding what our ultimate losses will be on our 2006 and 2007 books. Our current expectation, however, is that these books will continue to generate material incurred and paid losses for a number of years. There can be no assurance that an additional premium deficiency reserve on Wall Street Bulk or on other portions of our insurance portfolio will not be required.

It is uncertain what effect the extended timeframes in the foreclosure process will have on us.

Over the past several years, the average time it takes to receive a claim associated with a defaulted loan has increased. This is, in part, due to new loss mitigation protocols established by servicers and to changes in some state foreclosure laws that may include, for example, a requirement for additional review and/or mediation processes. Unless a loan is cured during a foreclosure delay, at the completion of the foreclosure, additional interest and expenses may be due to the lender from the borrower. In some circumstances, our paid claim amount may include some additional interest and expenses.

We are susceptible to disruptions in the servicing of mortgage loans that we insure.

We depend on reliable, consistent third-party servicing of the loans that we insure. Over the last several years, the mortgage loan servicing industry has experienced consolidation. The resulting reduction in the number of servicers could lead to disruptions in the servicing of mortgage loans covered by our insurance policies. In addition, recent housing market trends have led to significant increases in the number of delinquent mortgage loans requiring servicing. These increases have strained the resources of servicers, reducing their ability to undertake mitigation efforts that could help limit our losses, and have resulted in an increasing amount of delinquent loan servicing being transferred to specialty servicers. The transfer of servicing can cause a disruption in the servicing of delinquent loans. Future housing market conditions could lead to additional increases in delinquencies. Managing a substantially higher volume of non-performing loans could lead to increased disruptions in the servicing of mortgages.

If interest rates decline, house prices appreciate or mortgage insurance cancellation requirements change, the length of time that our policies remain in force could decline and result in declines in our revenue.

In each year, most of our premiums are from insurance that has been written in prior years. As a result, the length of time insurance remains in force, which is also generally referred to as persistency, is a significant determinant of our revenues. The factors affecting the length of time our insurance remains in force include:

•	the level of current mortgage interest rates compared to the mortgage coupon rates on the insurance in force, which affects the vulnerability of the insurance in force to refinancings, and

•	mortgage insurance cancellation policies of mortgage investors along with the current value of the homes underlying the mortgages in the insurance in force.

Our persistency rate was 79.5% at December 31, 2013, compared to 79.8% at December 31, 2012 and 82.9% at December 31, 2011. During the 1990s, our year-end persistency ranged from a high of 87.4% at December 31, 1990 to a low of 68.1% at December 31, 1998. Since 2000, our year-end persistency ranged from a high of 84.7% at December 31, 2009 to a low of 47.1% at December 31, 2003.

Our persistency rate is affected by the level of current mortgage interest rates compared to the mortgage coupon rates on our insurance in force, which affects the vulnerability of the insurance in force to refinancing. Due to refinancing, we have experienced lower persistency on our 2009 through 2011 books of business. This has been partially offset by higher persistency on our older books of business reflecting the more restrictive credit policies of lenders (which make it more difficult for homeowners to refinance loans), as well as declines in housing values. Future premiums on our insurance in force represent a material portion of our claims paying resources.

Your ownership in our company may be diluted by additional capital that we raise or if the holders of our outstanding convertible debt convert that debt into shares of our common stock.

Any future issuance of equity securities may dilute your ownership interest in our company. In addition, the market price of our common stock could decline as a result of sales of a large number of shares or similar securities in the market or the perception that such sales could occur.

We have $389.5 million principal amount of 9% Convertible Junior Subordinated Debentures outstanding. The principal amount of the debentures is currently convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.0741 common shares per $1,000 principal amount of debentures. This represents an initial conversion price of approximately $13.50 per share. On April 1, 2013, we paid all interest that we had previously elected to defer on these debentures. We continue to have the right, and may elect, to defer interest payable under the debentures in the future. If a holder elects to convert its debentures, the interest that has been deferred on the debentures being converted is also convertible into shares of our common stock. The conversion rate for such deferred interest is based on the average price that our shares traded at during a 5-day period immediately prior to the election to convert the associated debentures. We may elect to pay cash for some or all of the shares issuable upon a conversion of the debentures. We also have $345 million principal amount of 5% Convertible Senior Notes and $500 million principal amount of 2% Convertible Senior Notes outstanding. The 5% Convertible Senior Notes are convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.4186 shares per $1,000 principal amount at any time prior to the maturity date. This represents an initial conversion price of approximately $13.44 per share. Prior to January 1, 2020, the 2% Convertible Senior Notes are convertible only upon satisfaction of one or more conditions. One such condition is that during any calendar quarter commencing after March 31, 2014, the last reported sale price of our common stock for each of at least 20 trading days during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter be greater than or equal to 130% of the applicable conversion price on each applicable trading day. The notes are convertible at an initial conversion rate, which is subject to adjustment, of 143.8332 shares per $1,000 principal amount. This represents an initial conversion price of approximately $6.95 per share. 130% of such conversion price is $9.03. On or after January 1, 2020, holders may convert their notes irrespective of satisfaction of the conditions. We do not have the right to defer interest on our Convertible Senior Notes. For a discussion of the dilutive effects of our convertible securities on our earnings per share, see Note 6 — “Earnings (Loss) per Share” to our consolidated financial statements in our Quarterly Report on Form 10-Q filed with the SEC on November 8, 2013.

Our debt obligations materially exceed our holding company cash and investments

At December 31, 2013, we had approximately $560 million in cash and investments at our holding company and our holding company’s debt obligations were $1,317 million in aggregate principal amount, consisting of $83 million of Senior Notes due in November 2015, $345 million of Convertible Senior Notes due in 2017, $500 million of Convertible Senior Notes due in 2020 and $390 million of Convertible Junior Debentures due in 2063. Annual debt service on the debt outstanding as of December 31, 2013, is approximately $67 million.

The Senior Notes, Convertible Senior Notes and Convertible Junior Debentures are obligations of our holding company, MGIC Investment Corporation, and not of its subsidiaries. Our holding company has no material sources of cash inflows other than investment income. The payment of dividends from our insurance subsidiaries, which other than raising capital in the public markets is the principal source of our holding company cash inflow, is restricted by insurance regulation. MGIC is the principal source of dividend-paying capacity.  Since 2008, MGIC has not paid any dividends to our holding company. Through 2014, MGIC cannot pay any dividends to our holding company without approval from the OCI. Any additional capital contributions to our subsidiaries would decrease our holding company cash and investments.

We could be adversely affected if personal information on consumers that we maintain is improperly disclosed.

As part of our business, we maintain large amounts of personal information on consumers. While we believe we have appropriate information security policies and systems to prevent unauthorized disclosure, there can be no assurance that unauthorized disclosure, either through the actions of third parties or employees, will not occur. Unauthorized disclosure could adversely affect our reputation and expose us to material claims for damages.

Our Australian operations may suffer significant losses.

We began international operations in Australia, where we started to write business in June 2007. Since 2008, we are no longer writing new business in Australia. Our existing risk in force in Australia is subject to the risks described in the general economic and insurance business-related factors discussed above. In addition to these risks, we are subject to a number of other risks from having deployed capital in Australia, including foreign currency exchange rate fluctuations and interest-rate volatility particular to Australia.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
		(Unaudited)
		(In thousands, except per share data)
Net premiums written	$204,081	$260,736	$923,481	$1,017,832

Net premiums earned	$226,358	$261,705	$943,051	$1,033,170
Investment income	21,278	21,660	80,739	121,640
Realized gains, net	2,126	87,362	6,059	197,719
Total other-than-temporary impairment losses	—	(1,970)	(328)	(2,310)
Portion of loss recognized in other comprehensive
income (loss), before taxes	—	—	—	—

Net impairment losses recognized in earnings	—	(1,970)	(328)	(2,310)
Other revenue	2,179	2,615	9,914	28,145

Total revenues	251,941	371,372	1,039,435	1,378,364
Losses and expenses:
Losses incurred	196,055	688,636	838,726	2,067,253
Change in premium deficiency reserve	(8,574)	(10,351)	(25,320)	(61,036)
Underwriting and other expenses, net	46,974	51,516	192,518	201,447
Interest expense	17,662	25,327	79,663	99,344

Total losses and expenses	252,117	755,128	1,085,587	2,307,008

Loss before tax	(176)	(383,756)	(46,152)	(928,644)
Provision for (benefit from) income taxes	1,231	2,935	3,696	(1,565)

Net loss	$(1,407)	$(386,691)	$(49,848)	$(927,079)

Diluted weighted average common shares
outstanding	337,743	202,014	311,754	201,892

Diluted loss per share	$(0.00)	$(1.91)	$(0.16)	$(4.59)

NOTE: See “Certain Non-GAAP Financial Measures” for diluted earnings per share contribution from realized gains and losses.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET AS OF

	December 31,	December 31,	December 31,
	2013	2012	2011
		(Unaudited)
	(In thousands, except per share data)
ASSETS

Investments (1)	$4,866,819	$4,230,275	$5,823,647
Cash and cash equivalents	350,132	1,027,625	995,799
Reinsurance recoverable on loss reserves (2)	64,085	104,848	154,607
Prepaid reinsurance premiums	36,243	841	1,617
Home office and equipment, net	26,185	27,190	28,145
Deferred insurance policy acquisition costs	9,721	11,245	7,505
Other assets	248,205	172,300	204,910

	$5,601,390	$5,574,324	$7,216,230

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Loss reserves (2)	$3,061,401	$4,056,843	$4,557,512
Unearned premiums	154,479	138,840	154,866
Premium deficiency reserve	48,461	73,781	134,817
Senior notes	82,773	99,910	170,515
Convertible senior notes	845,000	345,000	345,000
Convertible junior debentures	389,522	379,609	344,422
Other liabilities	275,216	283,401	312,283

Total liabilities	4,856,852	5,377,384	6,019,415
Shareholders’ equity	744,538	196,940	1,196,815

	$5,601,390	$5,574,324	$7,216,230

Book value per share (3)	$2.20	$0.97	$5.95

(1) Investments include net unrealized gains (losses) on securities	(84,634)	41,541	120,087
(2) Loss reserves, net of reinsurance recoverable on loss reserves	2,997,316	3,951,995	4,402,905
(3) Shares outstanding	337,758	202,032	201,172

CERTAIN NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
		(Unaudited)
		(In thousands, except per share data)
Diluted earnings per share contribution from realized gains (losses):
Realized gains and impairment losses	$2,126	$85,392	$5,731	$195,409
Income taxes at 35% (1)	—	—	—	—

After tax realized gains	2,126	85,392	5,731	195,409
Weighted average shares	337,743	202,014	311,754	201,892

Diluted EPS contribution from realized gains and
impairment losses	$0.01	$0.42	$0.02	$0.97

(1)	Due to the establishment of a valuation allowance, income taxes provided are not currently affected by realized gains or losses. Management believes the diluted earnings per share contribution from realized gains or losses provides useful information to investors because it shows the after-tax effect of these items, which can be discretionary.

Additional Information

	Q3 2012		Q4 2012		Q1 2013		Q2 2013		Q3 2013		Q4 2013
New primary insurance written (NIW) (billions)	$7.0		$7.0		$6.5		$8.0		$8.6		$6.7

New primary risk written (billions)	$1.8		$1.7		$1.6		$2.0		$2.2		$1.7

Product mix as a % of primary flow NIW
>95% LTVs	3%		3%		4%		5%		5%		6%
ARMs	1%		1%		1%		1%		1%		1%
Refinances	32%		41%		46%		30%		18%		13%

Primary Insurance In Force (IIF) (billions) (1)	$164.9		$162.1		$159.5		$158.6		$159.2		$158.7
Flow	$147.5		$146.2		$144.7		$144.4		$145.5		$145.5
Bulk	$17.4		$15.9		$14.8		$14.2		$13.7		$13.2

Prime (620 & >)	$141.7		$140.4		$139.3		$139.3		$140.7		$141.0
A minus (575 - 619)	$8.5		$8.2		$7.8		$7.5		$7.2		$6.9
Sub-Prime (< 575)	$2.3		$2.3		$2.2		$2.1		$2.0		$1.9
Reduced Doc (All FICOs)	$12.4		$11.2		$10.2		$9.7		$9.3		$8.9

Annual Persistency	80.2%		79.8%		78.7%		78.0%		78.3%		79.5%

Primary Risk In Force (RIF) (billions) (1)	$42.5		$41.7		$41.1		$40.9		$41.1		$41.1
Prime (620 & >)	$36.1		$35.8		$35.5		$35.6		$36.0		$36.2
A minus (575 - 619)	$2.3		$2.2		$2.2		$2.1		$2.0		$1.9
Sub-Prime (< 575)	$0.7		$0.7		$0.6		$0.6		$0.6		$0.6
Reduced Doc (All FICOs)	$3.4		$3.0		$2.8		$2.6		$2.5		$2.4

RIF by FICO
FICO 620 & >	92.1%		92.2%		92.4%		92.7%		93.0%		93.3%
FICO 575 - 619	6.1%		6.0%		5.8%		5.6%		5.4%		5.1%
FICO < 575	1.8%		1.8%		1.8%		1.7%		1.6%		1.6%

Average Coverage Ratio (RIF/IIF) (1)
Total	25.8%		25.7%		25.7%		25.8%		25.8%		25.9%
Prime (620 & >)	25.5%		25.5%		25.5%		25.5%		25.6%		25.7%
A minus (575 - 619)	27.4%		27.4%		27.5%		27.5%		27.5%		27.5%
Sub-Prime (< 575)	29.0%		29.0%		28.9%		29.0%		29.0%		29.0%
Reduced Doc (All FICOs)	27.2%		27.0%		26.9%		26.8%		26.9%		26.9%

Average Loan Size (thousands) (1)
Total IIF	$160.70		$161.06		$161.59		$162.50		$164.21		$165.31
Flow	$160.62		$161.42		$162.27		$163.39		$165.32		$166.59
Bulk	$161.38		$157.85		$155.25		$153.93		$153.29		$152.48

Prime (620 & >)	$161.69		$162.45		$163.34		$164.48		$166.40		$167.66
A minus (575 - 619)	$129.43		$128.85		$128.39		$127.92		$127.78		$127.28
Sub-Prime (< 575)	$120.01		$119.63		$119.54		$119.21		$118.98		$118.51
Reduced Doc (All FICOs)	$191.18		$188.21		$185.21		$183.74		$183.50		$183.05

Primary IIF — # of loans (1)	1,026,200		1,006,346		987,123		976,063		969,561		960,163
Prime (620 & >)	875,953		864,432		852,527		846,867		845,369		841,004
A minus (575 - 619)	65,878		63,438		61,098		58,825		56,544		54,245
Sub-Prime (< 575)	19,371		18,805		18,183		17,652		17,112		16,516
Reduced Doc (All FICOs)	64,998		59,671		55,315		52,719		50,536		48,398

Primary IIF — Delinquent Roll Forward — # of Loans
Beginning Delinquent Inventory	153,990		148,885		139,845		126,610		117,105		111,587
New Notices	34,432		31,778		27,864		25,425		27,755		25,779
Cures	(27,384)		(29,352)		(31,122)		(25,450)		(24,105)		(23,713)
Paids (including those charged to a deductible or captive)	(11,344)		(10,750)		(9,445)		(9,051)		(8,659)		(7,583)
Rescissions and denials	(809)		(716)		(532)		(429)		(509)		(469)
Items removed from inventory resulting from Countrywide Settlement on GSE loans (6)	—		—		—		—		—		(2,273)
Ending Delinquent Inventory (5)	148,885		139,845		126,610		117,105		111,587		103,328

Primary claim received inventory included in ending delinquent inventory (5)	12,508		11,731		10,924		10,637		9,858		6,948

Composition of Cures (7)
Reported delinquent and cured intraquarter	8,097		7,819		9,324		6,172		7,067		6,364

Number of payments delinquent prior to cure
3 payments or less	10,593		11,651		12,811		11,015		9,504		9,975
4-11 payments	5,433		5,476		5,430		5,697		4,866		4,688
12 payments or more	3,261		4,406		3,557		2,566		2,668		2,686
Total Cures in Quarter	27,384		29,352		31,122		25,450		24,105		23,713

Composition of Paids (7)
Number of payments delinquent at time of claim payment
3 payments or less	71		55		38		34		57		42
4-11 payments	1,771		1,584		1,576		1,268		1,205		1,067
12 payments or more	9,502		9,111		7,831		7,749		7,397		6,474
Total Paids in Quarter	11,344		10,750		9,445		9,051		8,659		7,583

Aging of Primary Delinquent Inventory (5)
Consecutive months in default
3 months or less	25,593	17%	23,282	17%	17,973	14%	18,760	16%	20,144	18%	18,941	18%
4-11 months	35,029	24%	34,688	25%	32,662	26%	26,377	23%	24,138	22%	24,514	24%
12 months or more	88,263	59%	81,875	58%	75,975	60%	71,968	61%	67,305	60%	59,873	58%

Number of payments delinquent
3 payments or less	35,130	24%	34,245	24%	28,376	23%	27,498	24%	28,777	26%	28,095	27%
4-11 payments	36,359	24%	34,458	25%	32,253	25%	27,299	23%	25,089	22%	24,605	24%
12 payments or more	77,396	52%	71,142	51%	65,981	52%	62,308	53%	57,721	52%	50,628	49%

Primary IIF — # of Delinquent Loans (1)	148,885		139,845		126,610		117,105		111,587		103,328
Flow	113,339		107,497		97,317		89,822		85,232		77,851
Bulk	35,546		32,348		29,293		27,283		26,355		25,477

Prime (620 & >)	95,517		90,270		81,783		75,310		71,376		65,724
A minus (575 - 619)	21,865		20,884		18,946		17,682		17,311		16,496
Sub-Prime (< 575)	7,999		7,668		6,993		6,676		6,519		6,391
Reduced Doc (All FICOs)	23,504		21,023		18,888		17,437		16,381		14,717

	Q3 2012		Q4 2012		Q1 2013		Q2 2013		Q3 2013		Q4 2013

Primary IIF Delinquency Rates (1)	14.51%		13.90%		12.83%		12.00%		11.51%		10.76%
Flow	12.34%		11.87%		10.91%		10.16%		9.69%		8.92%
Bulk	32.97%		32.10%		30.78%		29.58%		29.44%		29.32%

Prime (620 & >)	10.90%		10.44%		9.59%		8.89%		8.44%		7.82%
A minus (575 - 619)	33.19%		32.92%		31.01%		30.06%		30.62%		30.41%
Sub-Prime (< 575)	41.29%		40.78%		38.46%		37.82%		38.10%		38.70%
Reduced Doc (All FICOs)	36.16%		35.23%		34.15%		33.08%		32.41%		30.41%

Reserves
Primary
Direct Loss Reserves (millions)	$3,855		$3,744		$3,558		$3,334		$3,109		$2,834
Average Direct Reserve Per Default	$25,890		$26,771		$28,100		$28,473		$27,858		$27,425
Pool
Direct Loss Reserves (millions)	$144		$140		$127		$113		$104		$99
Ending Delinquent Inventory	9,337	(8)	8,594		7,890		7,006		6,821		6,563
Pool claim received inventory included in ending delinquent inventory	255		304		325		253		185		173
Reserves related to Freddie Mac settlement (8)	—		167		157		147		136		126
Other Gross Reserves (millions) (4)	$5		$6		$6		$5		$4		$2

Net Paid Claims (millions) (1) (2)	$587		$628		$469		$433		$414		$481
Flow	$430		$425		$370		$332		$333		$302
Bulk	$115		$98		$78		$78		$63		$55
Countrywide settlement on GSE loans (6)	$—		$—		$—		$—		$—		$105
Pool — with aggregate loss limits	$42		$9		$11		$12		$8		$7
Pool — without aggregate loss limits	$7		$7		$6		$8		$6		$5
Pool — Freddie Mac settlement (8)	$—		$100		$10		$10		$11		$10
Reinsurance	$(21)		$(20)		$(15)		$(18)		$(17)		$(11)
Other (4)	$14		$9		$9		$11		$10		$8
Reinsurance terminations (2)	$—		$(6)		$(3)		$—		$—		$—

Prime (620 & >) (7)	$378		$370		$329		$292		$288		$254
A minus (575 - 619) (7)	$57		$51		$49		$47		$44		$39
Sub-Prime (< 575) (7)	$16		$13		$14		$14		$13		$9
Reduced Doc (All FICOs) (7)	$94		$89		$56		$57		$51		$55

Primary Average Claim Payment (thousands) (1) (7)	$48.0		$48.6		$47.4		$45.3		$45.7		$47.1
Flow	$44.8		$45.8		$45.0		$42.9		$43.9		$45.2
Bulk	$65.4		$66.4		$64.1		$59.8		$58.3		$60.8

Prime (620 & >)	$45.9		$46.7		$46.2		$43.7		$44.3		$45.2
A minus (575 - 619)	$42.5		$43.1		$44.6		$43.5		$43.4		$42.9
Sub-Prime (< 575)	$46.2		$44.6		$45.6		$46.3		$44.8		$44.1
Reduced Doc (All FICOs)	$65.6		$65.9		$60.3		$58.1		$59.4		$64.3

Risk Sharing Arrangements
% insurance inforce subject to risk sharing	10.9%		10.2%		9.6%		13.8%		18.2%		55.4%
% Quarterly NIW subject to risk sharing	5.6%		4.6%		3.1%		97.3%		96.2%		92.3%
Ceded premium written (millions)	$8.2		$7.3		$7.1		$11.8		$13.5		$42.0
Captive trust fund assets (millions) (2)	$350		$328		$314		$276		$259		$249

Direct Pool RIF (millions)
With aggregate loss limits	$469		$439		$425		$410		$392		$376
Without aggregate loss limits	$945		$879		$812		$745		$682		$636

Mortgage Guaranty Insurance Corporation — Risk to Capital	31.5:1		44.7:1		20.4:1		20.2:1		20.0:1		15.8:1	(9)
MGIC Indemnity Corporation — Risk to Capital	0.3:1		1.2:1		1.8:1		2.1:1		2.0:1		1.3:1	(9)
Combined Insurance Companies — Risk to Capital	34.1:1		47.8:1		23.1:1		23.0:1		22.7:1		18.4:1	(9)

GAAP loss ratio (insurance operations only) (3)	184.0%		263.1%		107.8%		82.5%		77.7%		86.6%
GAAP underwriting expense ratio (insurance operations only)	13.6%		14.2%		18.0%		17.7%		18.1%		20.7%

Note: The FICO credit score for a loan with multiple borrowers is the lowest of the borrowers’ “decision FICO scores.” A borrower’s “decision FICO score” is determined as follows: if there are three FICO scores available, the middle FICO score is used; if two FICO scores are available, the lower of the two is used; if only one FICO score is available, it is used.

Note: The results of our operations in Australia are included in the financial statements in this document but the additional information in this document does not include our Australian operations, unless otherwise noted, which are immaterial.

Note: During the fourth quarter of 2012 and the first quarter of 2013, 941 and 933 loans, respectively, were cured as a result of the aggregate loss limits on certain policies being reached. These policies are not related to the recently disclosed Freddie Mac settlement.

(1)	In accordance with industry practice, loans approved by GSE and other automated underwriting (AU) systems under “doc waiver” programs that do not require verification of borrower income are classified by MGIC as “full doc.” Based in part on information provided by the GSEs, MGIC estimates full doc loans of this type were approximately 4% of 2007 NIW. Information for other periods is not available. MGIC understands these AU systems grant such doc waivers for loans they judge to have higher credit quality. MGIC also understands that the GSEs terminated their “doc waiver” programs in the second half of 2008. Reduced documentation loans only appear in the reduced documentation category and do not appear in any of the other categories.

(2)	Net paid claims, as presented, does not include amounts received in conjunction with termination of reinsurance agreements. In a termination, the agreement is cancelled, with no future premium ceded and funds for any incurred but unpaid losses transferred to us. The transferred funds result in an increase in the investment portfolio (including cash and cash equivalents) and there is a corresponding decrease in reinsurance recoverable on loss reserves. This results in an increase in net loss reserves, which is offset by a decrease in net losses paid.

(3)	As calculated, does not reflect any effects due to premium deficiency.

(4)	Includes Australian operations

(5)	As of December 31, 2013, rescissions of coverage on approximately 1,500 loans had been voluntarily suspended, as we believed those loans could be covered by a settlement.

(6)	Refer to our risk factor titled “We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future” above for information about our settlement with Countrywide.

(7)	Excludes items and dollars associated with the Countrywide Settlement on GSE loans

(8)	During the third quarter of 2012, approximately 15,600 pool notices were removed from the pool notice inventory due to the exhaustion of the aggregate loss on a pool policy we have with Freddie Mac. See our Form 8-K filed with the Securities and Exchange Commission on November 30, 2012 for a discussion of our settlement with Freddie Mac regarding this pool policy.

(9)	Preliminary